EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Covenant Transport, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-88686, No. 333-2654, No. 333-67559, No. 333-37356 and No. 333-50174) on Form
S-8 of Covenant Transport, Inc. and subsidiaries of our report dated March 15, 2002, relating to the consolidated balance sheet of Covenant Transport, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows the year ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Covenant Transport, Inc.




/s/ KPMG LLP



Atlanta, Georgia
March 29, 2002